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      As filed with the Securities and Exchange Commission on July 30, 2001

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                                  (RULE 13E-4)

                TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or
             Section 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                            EMERGE INTERACTIVE, INC.
                       (Name of Subject Company (issuer))

                            EMERGE INTERACTIVE, INC.
                       (Names of Filing Persons (offeror))

               OPTIONS UNDER EMERGE INTERACTIVE, INC. OPTION PLANS
              TO PURCHASE COMMON STOCK, PAR VALUE $0.008 PER SHARE
                         (Title of Class of Securities)

                                    29088W103
                      (CUSIP Number of Class of Securities)

                                THOMAS L. TIPPENS
                             CHIEF EXECUTIVE OFFICER
                            EMERGE INTERACTIVE, INC.
                               10305 102ND TERRACE
                            SEBASTIAN, FLORIDA 32958
                                 (561) 589-5310

                 (Name, address, and telephone numbers of person
               authorized to receive notices and communications on
                            behalf of filing persons)

                                    Copy to:

                              MICHAEL J. PENDLETON
                 JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                               DALLAS, TEXAS 75202
                                 (214) 855-4161

[ ] CHECK THE BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

     Amount Previously Paid:
     Form or Registration No:
     Filing Party:
     Date Filed:

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[ ]  THIRD-PARTY TENDER OFFER SUBJECT TO RULE 14D-1.

[X]  ISSUER TENDER OFFER SUBJECT TO RULE 13E-4.

[ ]  GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13E-3.

[ ]  AMENDMENT TO SCHEDULE 13D UNDER RULE 13D-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [ ]


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         This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by the Company relating to an offer by the Company to exchange all options outstanding under eligible option plans to purchase shares of the Company's Class A common stock, par value $0.008 per share (the "Common Stock"), for new options to purchase shares of the Common Stock to be granted under an eligible option plan, upon the terms and subject to the conditions described in the Offer to Exchange and the related Election Concerning Exchange of Stock Options form. A copy of the Offer to Exchange and the Election Concerning Exchange of Stock Options form were attached to the Tender Offer Statement as Exhibits (a)(1) and (a)(2), respectively.

ITEM 1.  SUMMARY TERM SHEET.

Item 1 of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibit (a)(8) identified in Item 12 and attached hereto is incorporated herein by reference.

ITEM 2.  SUBJECT COMPANY INFORMATION.

Item 2(b) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibits (a)(7) and (a)(8) identified in
         Item 12 and attached hereto are incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

Item 4(a) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibits (a)(7) and (a)(8) identified in
         Item 12 and attached hereto is incorporated herein by reference.

Item (4)(b) is amended and restated in its entirety as follows:

         The information set forth in the Offer to Exchange under "Summary Term Sheet" and Section 9 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. Directors, affiliates, officers who are vice presidents and above, and employees who have received stock options on or after June 1, 2001, are ineligible to participate in the Offer. The information set forth in Exhibit (a)(8) identified in Item 12 and attached hereto is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

Item 5(e) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibits (a)(7) and (a)(8) identified in
         Item 12 and attached hereto is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

Item 6(b) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibits (a)(7) and (a)(8) identified in
         Item 12 and attached hereto is incorporated herein by reference.



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ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 7(b) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibit (a)(8) identified in Item 12 and attached hereto is incorporated herein by reference.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

Item 8(b) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibit (a)(8) identified in Item 12 and attached hereto is incorporated herein by reference.

ITEM 10. FINANCIAL STATEMENTS.

Item 10(a) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibit (a)(8) identified in Item 12 and attached hereto is incorporated herein by reference.

ITEM 11. ADDITIONAL INFORMATION.

Item 11(a) of the Tender Offer Statement is amended to add the following sentence:

         The information set forth in Exhibit (a)(8) identified in Item 12 and attached hereto is incorporated herein by reference.

ITEM 12.  EXHIBITS

Item 12 of the Tender Offer Statement is hereby amended to add a reference to Exhibits (a)(7), (a)(8), (a)(9) and (a)(10), which are attached hereto, as follows:

(a)(7)     Form of Confirmation of Election Concerning Exchange of Stock Options
(a)(8)     Supplemental Information Concerning Exchange of Stock Options
(a)(9)     E-Mail Correspondence with Employees dated July 26, 2001
(a)(10)    E-Mail Correspondence with Employees dated July 27, 2001



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                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

July 30, 2001                        EMERGE INTERACTIVE, INC.



                                     By:   /s/ Thomas L. Tippens
                                           -----------------------------------
                                           Name: Thomas L. Tippens
                                           Title: Chief Executive Officer








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INDEX OF EXHIBITS


(a)(7)     Form of Confirmation of Election Concerning Exchange of Stock Options
(a)(8)     Supplemental Information Concerning Exchange of Stock Options
(a)(9)     E-Mail Correspondence with Employees dated July 26, 2001
(a)(10)    E-Mail Correspondence with Employees dated July 27, 2001

















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